FOR IMMEDIATE RELEASE:

Contact:	Rosanne Palacios	Elizabeth Marshall or Brian Dwyer
	Vice President of Marketing	KGBTexas, Inc.
	International Bancshares Corporation	(210) 826-8899
(956) 726-6636

International Bancshares Corporation Reports Third Quarter 2001 Earnings

LAREDO, Texas—-(BUSINESS WIRE)--October 25, 2001--International Bancshares Corporation (NASDAQ:IBOC) today reported earnings for the third quarter of 2001 increased 14% to $21.4 million or $.81 per share - basic ($.80 per share - diluted) compared to $18.7 million or $.70 per share - basic ($.69 per share - diluted) in the corresponding 2000 period.  Third quarter earnings per share increased 16% over the corresponding 2000 period.  Earnings for the first nine months of 2001 were $62.9 million or $2.37 per share - basic ($2.33 per share - diluted) compared to $59.0 million or $2.20 per share - basic ($2.18 per share - diluted) in the corresponding 2000 period.  The per-share data is fully adjusted for stock dividends, the most recent of which was a 25% stock dividend declared on May 17, 2001.

Dennis E. Nixon, CEO and Chairman of the Board, stated that the Company’s third quarter earnings represent a 14% increase over the corresponding 2000 period and a 16% increase in earnings per share and continues the pattern of strong earnings reports released this year.

Mr. Nixon stated, “I’m pleased with the results for the third quarter, because the Company’s core earnings remained on target even in face of the negative consequences of September 11, 2001, which affected its investment banking operations, principally Sandler O’Neill & Partners, and its transaction-based revenues.”  “The Company’s year to date 2001 performance is 7% ahead of 2000 on a smaller volume of total assets, reflecting very favorably on IBC’s commitment to superior earnings especially in light of the current economic conditions,” he said.

Income before intangibles and goodwill charges, which excludes the amortization of core deposit intangibles and goodwill, increased 15%to $22.6 million or $.86 per share - basic ($.84 per share - diluted) for the third quarter of 2001 compared to $19.6 million or $.74 per share - basic ($.73 per share - diluted) in the corresponding 2000 period.

Total assets at September 30, 2001, were $5.7 billion compared to $5.8 billion at September 30, 2000.  Total loans at September 30, 2001, were $2.4 billion compared to $2.2 billion at September 30, 2000. Deposits at September 30, 2001, were $3.8 billion compared to $3.7 billion at September 30, 2000.

IBC is a $5.7 billion financial holding company headquartered in Laredo, Texas, with more than 100 facilities and 210 ATM’s serving 30 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and several others throughout the Rio Grande Valley and the Texas Gulf Coast.

 “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from the SEC filings site located at http://www.sec.gov/edgar.shtml.